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                                                                      EXHIBIT 11

                               LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                 ----------------------------------------------

                        (IN THOUSANDS, EXCEPT PER SHARE)

                                               Three Months Ended                 Six Months Ended
                                                    December 31                      December 31
                                                    -----------                      -----------
                                               1996             1995             1996            1995
                                               ----             ----             ----            ----

NET INCOME
----------

       Continuing operations                  $2,718          $ 2,693           $4,854          $ 4,887
       Discontinued operations                  --             (1,500)            --             (1,500)
                                              ------          -------           ------          -------

              Net income                      $2,718          $ 1,193           $4,854          $ 3,387
                                              ======          =======           ======          =======


AVERAGE SHARES OUTSTANDING
--------------------------

Weighted average shares
       outstanding during the period           9,017            7,622            9,006            7,602

Common Share Equivalents

       Common Shares to be issued
            under Stock Option Plan              132              384              187              378
                                              ------          -------           ------          -------

       Average Shares Outstanding              9,149            8,006            9,193            7,980
                                              ======          =======           ======          =======


NET INCOME PER SHARE
--------------------

       Continuing operations                  $  .30          $   .34           $  .53          $   .61
       Discontinued operations                  --               (.19)            --               (.19)
                                              ------          -------           ------          -------

              Net income per share            $  .30          $   .15           $  .53          $   .48
                                              ======          =======           ======          =======



Note:         Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.
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